ARMANDO C. IBARRA
Certified Public Accountants
A Professional Corporation

Armando C. Ibarra, C.P.A.
Armando Ibarra, Jr., C.P.A., JD

Members of the California Society of Certified Public Accountants
Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

March 28, 2006

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, apc consents to the inclusion of our report dated March 11, 2006, on the audited financial statements of Zeros and Ones, Inc., for the years ended December 31, 2005, 2004, 2003 and the period from inception to December 31, 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

ARMANDO C. IBARRA, C.P.A.

371 E. Street, Chula Vista, CA 91910
Tel: (619) 422-1348 Fax: (619) 422-1465